                                                                     Exhibit 5.1

                                                    May 20, 2002

Toys "R" Us, Inc.
461 From Road
Paramus, New Jersey 07652

Ladies and Gentlemen:

         We have acted as counsel to Toys "R" Us, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Company of shares of its common stock, par value $0.10 per share (together with any additional shares of such common stock that may be issued by the Company pursuant to Rule 462(b)) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the "Shares"). The Shares have associated rights to purchase additional shares of common stock, which are issuable under the Amended and Restated Rights Agreement dated as of April 16, 1999 between the Company and American Stock Transfer & Trust Company, as rights agent.

         We have examined the Registration Statement and a specimen of the share certificate evidencing the Company's common stock, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

Toys "R" Us, Inc.                -2-                              May 20, 2002

         In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board of Directors of the Company, the Shares will be validly issued, fully paid and nonassessable.

         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

         We hereby consent to the filing of this opinion letter as
Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus included in the Registration Statement.

                                           Very truly yours,

                                           /s/ Simpson Thacher & Bartlett

                                           SIMPSON THACHER & BARTLETT